Exhibit 99.1

(1)          Pursuant to the Agreement and Plan of Merger, dated as of June 1, 2012 (the “Merger Agreement”), by and among Hughes Telematics, Inc. (the “Company”), Verizon Communications Inc. and Verizon Telematics Inc. (“Verizon Telematics”), on July 26, 2012, the Company merged with and into Verizon Telematics and the shares of the Company held by the reporting person were canceled and converted into the right to receive $12.00 in cash per share.

The reporting person is associated with Apollo Management, L.P. and its affiliated investment managers, including Apollo Management V, L.P. (“Management V”).  Pursuant to the Merger Agreement, the shares of the Company beneficially owned by Management V and its affiliates were canceled without consideration, or cancelled and converted into the right to receive $12.00 per share, depending on whether or not the shares were subject to an escrow arrangement in connection with a prior transaction.  This report shall not be deemed an admission that the reporting person is the beneficial owner of, or has any pecuniary interest in, any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.